N E W S   R E L E A S E

Contact:	Karey L. Witty
Chief Financial Officer
(314) 725-4477

Lisa M. Wilson
Vice President, Investor Relations
(212) 759-3929

CENTENE CORPORATION REPORTS TWENTIETH CONSECUTIVE QUARTER OF

INCREASED PROFITABILITY

ST. LOUIS, MISSOURI (July 26, 2004) — Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2004.

Second Quarter Highlights

•	Revenues of $233.6 million, a 25.4% increase over the second quarter of 2003.

•	Earnings from operations of $15.9 million, a 54.2% increase over the second quarter of 2003.

•	Earnings per diluted share of $0.50.

•	Organic membership growth of 12.3% over the second quarter of 2003.

•	Medicaid Managed Care segment G&A expense ratio of 10.2% (GAAP) and 9.8% (non-GAAP), exclusive of the effect of the premium tax.

•	Operating cash flows of $30.1 million for the six months ended June 30, 2004.

•	Days in claims payable of 53.5.

•	Awarded contract to manage the Texas Children’s Health Insurance Program (CHIP) Exclusive Provider Organization (EPO) in 170 predominantly rural counties.

Michael F. Neidorff, Centene’s chairman and chief executive officer, said, “The second quarter of 2004 marked our twentieth consecutive quarter of increased profitability in which we achieved our stated financial objectives and our results are in-line with our expectations. Our Margin Protection Program™ that we began implementing over three years ago has produced consistent results, pricing cycle stability and ongoing financial savings for the states in which we operate. We believe that we have the operating systems, quality delivery systems and critical management team in place to be a leading total low-cost provider in Medicaid managed care.

I am pleased to report that we recently received a composite 4.5% rate increase in the State of Texas, subject to Centers for Medicare and Medicaid Services (CMS) approval, which will become effective on September 1, 2004. This rate increase, together with our Margin Protection Program™, will offset Centene’s medical service cost trends as we help the State by providing cost-effective healthcare to its Medicaid recipients. Our EPO contract, which we announced in May, gives us an additional opportunity to expand our footprint in the State and to reach more recipients who require quality healthcare.

In New Jersey, we received a 5.3% rate increase which with our previously approved Margin Protection Program™ enhances our operations in this state. Concurrent with the rate increase, New Jersey adopted an anticipated 1% premium tax. Furthermore, our growing expertise in serving the SSI population continues to provide confidence in our ability in this area as we consider expansion into other states.

Our membership growth remains strong and we continue to strive to add new members, both organically and through targeted acquisitions. In Ohio, our newest state, we are working to expand our provider network, which will lay the foundation for future market and service area expansion. Our growth in Indiana and Wisconsin is noteworthy, as expected.

As we progress in 2004 and beyond, we are confident that our strategic objectives will continue to produce predictable financial results and identify cost-savings in Medicaid managed care,” concluded Neidorff.

The following table depicts membership in Centene’s managed care organizations by state at June 30, 2004 and 2003:

	2004	2003
Indiana	132,900	109,000
New Jersey	54,000	52,700
Ohio	23,800	—
Texas	155,300	131,400
Wisconsin	167,300	145,600

TOTAL	533,300	438,700

The following table depicts membership in Centene’s managed care organizations by member category at June 30, 2004 and 2003:

	2004		2003
Medicaid	460,300		361,700
SCHIP	63,200		68,800
SSI	9,800	(a)	8,200	(b)

TOTAL	533,300		438,700

(a)	4,400 at-risk; 5,400 ASO
(b)	4,300 at-risk; 3,900 ASO

Statement of Earnings Highlights

•	For the second quarter of 2004, revenues increased 25.4% to $233.6 million from $186.2 million in the second quarter of 2003.

•	The health benefits ratio (HBR), which reflects medical services costs as a percent of premium revenues, was 81.0% (GAAP) compared to 83.3% (GAAP) for the same period in 2003. Excluding the premium tax imposed by the State of Texas on September 1, 2003, the HBR was 81.4% (non-GAAP) for the current quarter. This was in line with the Company’s targeted range of 81.5% to 83.5%, due primarily to the ongoing successful implementation of our Margin Protection Program and disease management efforts aimed at reducing inappropriate utilization to promote better health outcomes and reduce costs.

•	Consolidated general and administrative (G&A) expenses as a percent of revenues increased to 12.1% (GAAP) in 2004 from 11.2% (GAAP) in the second quarter of 2003. Excluding the effect of the premium tax, the expense ratio was 11.7% (non-GAAP). The Medicaid Managed Care segment G&A ratio was 9.8% (non-GAAP) compared to 10.3% (GAAP) for the same prior year period.

•	Earnings from operations increased 54.2% to $15.9 million from $10.3 million in 2003.

•	Net earnings improved to $10.8 million, or $0.50 per diluted share, compared to $7.7 million, or $0.43 per diluted share, for the second quarter of 2003.

•	For the six months ended June 30, 2004, revenues increased 26.3% to $459.1 million from $363.7 million for the same period in the prior year. The health benefits ratio was 81.0% (GAAP), with the Medicaid component at 80.4%, compared to 82.4% for the same period in 2003. General and administrative expenses as a percent of revenues for the Medicaid segment declined slightly to 10.3% (GAAP) and 9.9% (non-GAAP) as compared to 10.4% (GAAP) in 2003. Earnings from operations increased 49.5% to $30.6 million from $20.5 million in 2003. Net earnings improved to $21.0 million, or $0.97 per diluted share.

Balance Sheet and Cash Flow Highlights

At June 30, 2004, the Company had cash and investments of $298.4 million, a portion of which is restricted due to state regulatory requirements. Medical claims liabilities totaled $110.1 million, representing 53.5 days in claims payable. Cash flows from operating activities were $30.1 million for the six months ended June 30, 2004.

Outlook

Karey L. Witty, Centene’s chief financial officer, commented, “We are updating our guidance and anticipate 2004 revenue in the range of $962 to $970 million and net earnings of $1.99 to $2.02 per share. This does not include the potential impact of any acquisitions we may undertake during 2004.”

Conference Call

As previously announced, the Company will host a conference call tomorrow, July 27, 2004, at 8:30 a.m. (Eastern Time) to review the financial results for the second quarter ended June 30, 2004, and to discuss its business outlook. Michael F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.centene.com, under the Investor Relations section. A replay will be available for on demand listening shortly after the completion of the call until 11:59 PM Eastern time on August 10, 2004 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 8350703.

Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently.

The pro forma (non-GAAP) information presented above in the fifth bullet under “Second Quarter Highlights,” second, third and sixth bullet under “Statement of Earnings Highlights” and presented below in tables excludes the impact of a premium tax enacted in September 2003. This assumption has been made in the non-GAAP financial measures as management believes that this assumption generally provides a more consistent measure of the Company’s performance.

The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s core business. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the Children’s Health Insurance Program (CHIP). The Company operates health plans in Indiana, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, nurse triage and pharmacy compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the paragraphs following the bullet listing under “Second Quarter Highlights,” and the paragraph under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. These forward-looking statements represent the Company’s estimates as of July 26, 2004. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,478	$64,346
Premium and related receivables, net of allowances of $568 and $607, respectively	21,297	20,308
Short-term investments, at fair value (amortized cost $31,223 and $15,192, respectively)	31,185	15,160
Deferred income taxes	3,290	2,732
Other current assets	8,809	7,755

Total current assets	145,059	110,301
Long-term investments, at fair value (amortized cost $167,907 and $183,749, respectively)	165,714	184,811
Restricted deposits, at fair value (amortized cost $21,176 and $20,201, respectively)	21,037	20,364
Property, software and equipment	26,008	23,106
Goodwill	18,430	13,066
Other intangible assets	7,035	6,294
Other assets	6,532	4,750

Total assets	$389,815	$362,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$110,105	$106,569
Accounts payable and accrued expenses	20,673	17,965
Unearned revenue	3,650	3,673
Current portion of long-term debt and notes payable	288	579

Total current liabilities	134,716	128,786
Long-term debt	7,472	7,616
Other liabilities	5,426	6,175

Total liabilities	147,614	142,577
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 20,433,040 and 20,131,924 shares, respectively	20	20
Additional paid-in capital	160,724	157,380
Accumulated other comprehensive income:
Unrealized (loss) gain on investments, net of tax	(1,469)	740
Retained earnings	82,926	61,975

Total stockholders’ equity	242,201	220,115

Total liabilities and stockholders’ equity	$389,815	$362,692

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$231,330	$182,900	$454,020	$359,112
Services	2,278	3,332	5,113	4,554

Total revenues	233,608	186,232	459,133	363,666

Expenses:
Medical costs	187,298	152,404	367,746	299,311
Cost of services	2,022	2,613	4,038	3,588
General and administrative expenses	28,351	20,879	56,728	40,284

Total operating expenses	217,671	175,896	428,512	343,183

Earnings from operations	15,937	10,336	30,621	20,483
Other income (expense):
Investment and other income	1,336	1,257	2,846	2,231
Interest expense	(101)	(4)	(191)	(31)

Earnings before income taxes	17,172	11,589	33,276	22,683
Income tax expense	6,359	4,462	12,325	8,695
Minority interest	—	581	—	881

Net earnings	$10,813	$7,708	$20,951	$14,869

Earnings per share:
Basic earnings per common share	$0.53	$0.47	$1.03	$0.91
Diluted earnings per common share	$0.50	$0.43	$0.97	$0.83

Weighted average number of shares outstanding:
Basic	20,360,733	16,484,945	20,276,371	16,409,291
Diluted	21,687,188	17,803,016	21,610,713	17,829,558

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net earnings	$20,951	$14,869
Adjustments to reconcile net earnings to net cash provided by operating activities —
Depreciation and amortization	4,701	2,761
Stock compensation expense	32	108
Minority interest	—	(881)
Gain on sale of investments	(103)	(777)
Changes in assets and liabilities —
Premium and related receivables	(989)	1,205
Other current assets	(1,051)	(2,065)
Deferred income taxes	(914)	836
Other assets	(330)	286
Medical claims liabilities	3,536	(4,081)
Accounts payable and accrued expenses	5,254	(3,248)
Unearned revenue	(23)	30
Other operating activities	(950)	352

Net cash provided by operating activities	30,114	9,395

Cash flows from investing activities:
Purchase of property, software and equipment	(5,082)	(2,550)
Purchase of investments	(154,342)	(103,310)
Sales and maturities of investments	151,077	83,196
Acquisitions, net of cash acquired	(7,005)	(2,295)

Net cash used in investing activities	(15,352)	(24,959)

Cash flows from financing activities:
Reduction of long-term debt and notes payable	(435)	—
Extinguishment of acquired liabilities	—	(1,218)
Proceeds from stock options and employee stock purchase plan	1,805	548

Net cash provided by (used in) financing activities	1,370	(670)

Net increase (decrease) in cash and cash equivalents	16,132	(16,234)

Cash and cash equivalents, beginning of period	64,346	59,656

Cash and cash equivalents, end of period	$80,478	$43,422

Interest paid	$181	$42
Income taxes paid	$11,034	$8,580

CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3
	2004	2004	2003	2003
MEMBERSHIP
Indiana	132,900	125,400	119,400	112,100
New Jersey	54,000	54,000	54,000	52,700
Ohio	23,800	23,800	—	—
Texas	155,300	154,000	158,400	152,100
Wisconsin	167,300	165,200	157,800	150,200

TOTAL	533,300	522,400	489,600	467,100

Medicaid	460,300	446,900	411,800	389,200
SCHIP	63,200	65,900	68,400	68,600
SSI	9,800	9,600	9,400	9,300

TOTAL	533,300	522,400	489,600	467,100

REVENUE PER MEMBER	$145.31	$145.19	$142.38	$143.98

CLAIMS
Period-end inventory	89,700	102,300	131,000	59,400
Average inventory	98,800	107,400	102,500	75,600
Period-end inventory per member	0.17	0.20	0.27	0.13

DAYS IN CLAIMS PAYABLE (a)	53.5	55.4	59.0	52.5

(a) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

ANNUALIZED RETURN ON EQUITY (b)(c)	18.2%	17.9%	18.1%	21.3%

(b)	Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).
(c)	Reflects a 3,450,000 share follow-on offering completed August 13, 2003

HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Medicaid and SCHIP	80.3%	82.4%	80.4%	82.4%
SSI	97.8	103.3	98.5	103.7
Total (GAAP)	81.0	83.3	81.0	83.3
Total (non-GAAP)	81.4	83.3	81.4	83.3

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004		2003
	GAAP	Non-GAAP*		GAAP	Non-GAAP*
Medicaid Managed Care	10.2%	9.8%	10.3%	10.3%	9.9%	10.4%
Specialty Services	46.4	46.4	32.2	49.7	49.7	30.2
Total	12.1	11.7	11.2	12.4	11.9	11.1

*	Excluding effect of premium tax.

MEDICAL CLAIMS LIABILITIES

(In thousands)

Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

2004
Balance, June 30, 2003	$87,101
Incurred related to:
Current period	709,548
Prior period	(14,920)

Total incurred	694,628

Paid related to:
Current period	605,549
Prior period	66,075

Total paid	671,624

Balance, June 30, 2004	$110,105

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.